Exhibit 99.1

Media Contact:	Roy Wiley, 630-753-2627
Investor Contact:	Heather Kos, 630-753-2406
Web site:	www.Navistar.com/newsroom

WILLIAM H. OSBORNE NAMED TO NAVISTAR BOARD OF DIRECTORS

WARRENVILLE, Ill. (August 27, 2009) – Navistar International Corporation (NYSE: NAV) announced today that William H. Osborne, president and chief executive officer of Federal Signal Corporation (NYSE: FSS) and a veteran automotive industry executive, has been named to its board of directors.

Osborne, 49, replaces Marc Belton on the Navistar board of directors. Belton, an executive vice president at General Mills, Inc., previously announced that he would leave the Navistar board in August. Osborne has been appointed to be a member of Navistar’s finance committee.

A veteran of more than 30 years in the automotive industry, Osborne was named to his present position with Federal Signal, a $1 billion manufacturer and marketer of fire, safety and municipal infrastructure equipment, in September 2008.

Prior to joining Federal Signal in September 2008, Osborne served in a number of senior-level positions with Ford Motor Company. Most recently, Osborne served as president and chief executive officer of Ford of Australia. Previously, he served as president and chief executive officer of Ford of Canada. Osborne’s earlier assignments included a variety of roles in product design, development and engineering. Prior to joining Ford, Osborne held positions at Chrysler and General Motors.

“We are fortunate that Bill is joining the Navistar board of directors,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer. “His manufacturing and automotive experience and expertise will be of great value to Navistar as we continue to diversify and expand globally into new marketplaces. I also want to personally thank Marc Belton for his 10 years of distinguished service to our company. His knowledge, dedication and expertise have been invaluable to Navistar as we continue to grow and we wish him the best in his future endeavors.”

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.